Exhibit 99.1

August 31, 2011

NEWS RELEASE

US GOLD TO BEGIN PHASE 1 DEVELOPMENT AT EL GALLO PROJECT IN MEXICO

TORONTO, ONTARIO (August 31, 2011) US GOLD CORPORATION (NYSE: UXG) (TSX: UXG) is pleased to announce that the Company has approved Phase 1 development of its El Gallo project in Sinaloa, Mexico, with mining expected to commence mid-2012. Phase 1 will focus on the permitted satellite gold deposits at the project and is expected to produce 30,000 ounces of gold per year after initial ramp up. This decision is expected to generate cash flows approximately two years earlier than originally planned at a minimal capital cost and will help fund Phase 2, which is forecasted to produce an additional 5 million ounces of silver per year, beginning in 2014.

Benefits of Fast Tracking Production:

•                  Earlier production and cash flow starting in 2012

•                  Phase 1 cash flow to be used to fund additional growth

•                  Helps build an operating team in Mexico earlier

•                  Phase 1 is expected to be easily funded from US Gold’s current treasury

Phase 1 is presently permitted for production and all surface agreements are in place. Historical production from this area totaled 70,000 ounces of gold between 2002-2005. With present gold prices US Gold believes fast tracking the development of El Gallo represents an attractive investment opportunity.

Previous production from these satellite gold deposits ceased in 2005 due to 1) longer than expected leach times, which tied up working capital for the mines former owner, who operated with a small treasury, 2) lower than expected recoveries, 3) high maintenance and equipment downtime and 4) lower gold prices ($450 per ounce). Although US Gold will be taking steps to improve these operational items, the Company made its decision to re-enter production based on the historical operating performance.

Development Plan

The Company proposes to engage contractors to perform the mining and crushing functions in order to reduce capital expenditures. Expansion and upgrades are expected to be made to the existing infrastructure, which includes the heap leach pad, ADR processing plant and assay lab. US Gold has budgeted $15 million for initial capital expenditures. The Company anticipates these upgrades, along with a new contracted crushing circuit and mining fleet to be operational during the first half of 2012.

Exploration and Resource Estimate

Drilling has resumed on the gold satellite deposits in order to extend the resource and test new targets within the permitted area. The current resource estimate for the proposed Phase 1 area of the El Gallo project is highlighted below and set out in a Preliminary Economic Assessment (PEA) prepared by

Pincock, Allen & Holt (Denver, CO) published by the Company in February 2011 (the “El Gallo PEA”, see also “Technical Information”).

Phase 1 NI 43-101 Resource Estimate, effective November 2010

	Tonnes	Gold Grade	Gold
Category	(x1,000)	(gpt)	(ounces)
Measured	6,962	1.59	354,887
Indicated	3,435	1.34	147,580
Total Measured & indicated	10,397	1.50	502,466

Inferred	223	1.14	8,167

The El Gallo PEA is not a feasibility or pre-feasibility study and contains no mineral reserves. The mineral resource figures referred to in this press release and the El Gallo PEA are estimates and therefore insufficient to allow meaningful application of the technical and economic parameters to enable an evaluation of technical or economic viability and no assurances can be given that the indicated levels of gold will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. While the Company believes that the resource estimates included in this press release and the El Gallo PEA are well established, by their nature, resource estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. If such estimates are inaccurate or are reduced in the future, this could have a material adverse impact on the Company.  In addition, the El Gallo PEA includes inferred resources that are too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the El Gallo PEA will be realized.

Feasibility Study

The satellite gold deposits were originally planned to be mined in conjunction with the larger El Gallo silver resource. A feasibility study for the combined areas was scheduled for the end of 2011. Permitting and work related to finalizing the silver production schedule will continue, although changes to the study will be made to incorporate a phased production approach. US Gold anticipates publishing the feasibility study on Phase 2 by the end of the second quarter 2012.

There are significant risks and uncertainty associated with commencing production without a feasibility or pre-feasibility study. The area proposed for Phase 1 of El Gallo production has not been explored, developed and analyzed in sufficient detail to complete an independent feasibility or pre-feasibility study and may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and other relevant factors reasonably required to serve as the basis for a final decision to complete the development of all or part of the El Gallo project for mineral production.

ABOUT US GOLD (www.usgold.com)

US Gold’s objective is to qualify for inclusion in the S&P 500 by 2015. US Gold explores for gold and silver in the Americas and is advancing its El Gallo Project in Mexico and its Gold Bar Project in Nevada towards production. US Gold’s shares are listed on the NYSE and the TSX under the symbol UXG, trading 2.3 million shares daily during the past twelve months. US Gold’s shares are included in S&P/TSX and Russell indices and Van Eck’s Junior Gold Miners ETF. Rob McEwen, Chairman and CEO, owns

20% of the shares of US Gold. On June 14, 2011 the Company announced that Mr. McEwen proposed to combine the Company with Minera Andes Inc. to create a high growth, low-cost, mid-tier silver producer operating in the Americas.

TECHNICAL INFORMATION

This news release has been reviewed and approved by William Faust, US Gold’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101.

For additional information about the El Gallo project see the “Preliminary Economic Assessment for the El Gallo District, Sinaloa State Mexico” dated February 11, 2011 and prepared by Paul Gates, PE, Richard Addison, PE, Aaron McMahon, PG of Pincock Allen & Holt of Denver, Colorado (“El Gallo PEA”). All three individuals are Qualified Persons as defined by NI 43-101 and are independent of US Gold Corporation as defined in Section 1.4 of NI 43-101 and Section 3.5 of Companion Policy 43-101CP. Mr. McMahon verified the mineral resource data contained in the El Gallo PEA by conducting a site visit, which included verifying drill hole locations and survey data, reviewing sampling handling, data collection procedures, partial audit of the assay database, review of the QA/QC data and analysis of core recovery and drill logs and their relations to assay values. The El Gallo PEA is available on SEDAR (www.sedar.com).

FORWARD LOOKING STATEMENTS

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

The resource estimates contained in this news release have been prepared in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, US Gold reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

Canadian regulations permit the disclosure of resources in terms of “contained ounces”; however, the SEC only permits issuers to report “mineralized material” in tonnage and grade without reference to contained ounces. Under U.S. regulations the tonnage and grade described herein under the “measured” and “indicated” categories would be characterized as mineralized material. The disclosure herein is being made by US Gold to provide a means of comparing its project to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements. U.S. investors should be aware that the issuer has no “reserves” as defined by Guide 7 and are cautioned not to assume that any part or all of the potential target mineral resources will ever be confirmed or converted into Guide 7 compliant “reserves”.

For further information contact:

Ian J. Ball	Mailing Address
Senior Vice-President	99 George Street, 3rd Floor
Tel: (647) 258-0395	Toronto, ON M5A 2N4
Toll Free: (866) 441-0690	E-mail: info@usgold.com
Fax: (647) 258-0408